Exhibit 99

			Joint Filer Information

Name:				Calamos Advisors LLC

Address: 			2020 Calamos Court
				Naperville, Illinois  60563

Designated Filer:		John P. Calamos, Sr.

Issuer & Ticker Symbol:		Calamos Long/Short Equity &
				Dynamic Income Trust (CPZ)

Relationship to Issuer:		Investment Advisor

Date of Event
Requiring Statement:		11/25/2019*

Signature:			By: /s/ John P. Calamos, Sr.

*The reporting person disclaims beneficial ownership of all Securities directly-owned by the Designated Filer.